PRICING SUPPLEMENT NO. 103  DATED                      Filed
Pursuant to
JUNE 4, 1998 TO PROSPECTUS DATED                       Rule
424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY                 File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                      CMS ENERGY CORPORATION

 General Term Notes (servicemark of J.W. Korth & Company), Series
D
           Due 9 Months to 25 Years from date of issue

    Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:        $      1,178,000.00
Original Issue Date (Settlement Date)     June 9, 1998
Stated Maturity Date:              May 15, 2003
Issue Price to Public:             100.00% of Principal Amount
Interest Rate:                     6.750% Per Annum
Interest Payment Dates:            May 15 and Nov 15 and semi-annually
                                   thereafter Commencing Nov 15,
1998
Survivor's Option:                 [ X ] Yes                    [   ] No
Optional Redemption:               [ X ] Yes                    [   ] No
Initial Redemption Date:           May 15, 2000
Redemption Price:                  100%

        Agent                      Principal Amount of Notes
                                     Solicited by Each Agent

Prudential Securities Incorporated $         35,000.00
First of Michigan Corporation      $         45,000.00
J. W. Korth & Company              $      1,098,000.00
        Total                      $      1,178,000.00

                                     Per Note
                                   Sold by Agents
                                    To Public                   Total

Issue Price:                       $  1,000.00         $     1,178,000.00
Agent's Discount or Commission:    $      6.00         $         7,068.00
Maximum Dealer's Discount or
        Selling Concession:        $     13.00         $        15,314.00
Proceeds to the Company:           $    981.00         $     1,155,618.00

CUSIP Number:   12589QYK6